NBGV Advisor Agreement (Christopher H Bourdon)

This Advisor Agreement (this “Agreement”) is entered into as of the date set forth on the signature page by and between NewBridge Global Ventures (the “Company”) and the undersigned advisor Christopher H. Bourdon (the “Advisor”).

The parties agree as follows:

1.Services. Advisor agrees to act as an advisor to the Chief Executive Officer of the Company and provide advice and assistance to the Company from time to time as mutually agreed to by the parties (collectively, the “Services”).

2.Compensation. For the provision of the Services, Advisor shall be entitled to receive the compensation as detailed on the signature page hereto. The Company will seek written approval or have a meeting of the Board of Directors to authorize the Advisor compensation and deliver definitive stock purchase or option agreements regarding the stock compensation within 30 days from the date of this Agreement. If the Company fails to provide the foregoing documentation within such 30-day period, then Advisor shall have right to contact directors of the Company.

3.Expenses. The Company shall reimburse the reasonable travel and related expenses incurred by Advisor in the course of performing services hereunder.

4.Term and Termination. The term of this Agreement shall continue until terminated by either party for any reason upon five (5) days prior written notice without further obligation or liability except for the compensation earned by Advisor through such date of termination.

5.Independent Contractor. Advisor’s relationship with the Company will be that of an independent contractor and not that of an employee. Advisor will not be eligible for any employee benefits, nor will the Company make deductions from payments made to Advisor for employment or income taxes, all of which will be Advisor’s responsibility. Advisor will have no authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company.

6.Nondisclosure of Confidential Information.

a.Agreement Not to Disclose. Advisor agrees not to use any Confidential Information (as defined below) disclosed to Advisor by the Company for Advisor’s own use or for any purpose other than to carry out discussions concerning, and the undertaking of, the Services. Advisor agrees to take all reasonable measures to protect the secrecy of and avoid disclosure or use of Confidential Information of the Company in order to prevent it from falling into the public domain or the possession of persons other than agents of the Company or persons to whom the Company consents to such disclosure. Upon request by the Company, any materials or documents that have been furnished by the Company to Advisor in connection with the Services shall be promptly returned by Advisor to the Company.

b.Definition of Confidential Information. “Confidential Information” means any information, technical data or know-how (whether disclosed before or after the date of this Agreement), including, but not limited to, information relating to business and product or service plans, financial projections, customer lists, business forecasts, sales and merchandising, human resources, patents, patent applications, computer object or source code, research, inventions, processes, designs, drawings, engineering, marketing or finance to be confidential or proprietary or which information would, under the circumstances, appear to a reasonable person to be confidential or proprietary. Confidential Information does not include information, technical data or know-how that: (i) is in the possession of Advisor at the time of disclosure, as shown by Advisor’s files and records immediately prior to the time of disclosure; or (ii) becomes part of the public knowledge or literature, not as a direct or indirect result of any improper inaction or action of Advisor. Notwithstanding the foregoing, Advisor may disclose Confidential Information with the prior written approval of the Company or pursuant to the order or requirement of a court, administrative agency or other governmental body.

7.No Rights Granted. Nothing in this Agreement shall be construed as granting any rights under any patent, copyright or other intellectual property right of the Company, nor shall this Agreement grant Advisor any rights in or to the Company’s Confidential Information, except the limited right to use the Confidential Information in connection with the Services.

8.Assignment of Intellectual Property. To the extent that Advisor jointly or solely conceives, develops or reduces to practice any new inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws or other intellectual property which would be deemed to be Confidential Information of the Company (collectively, “Intellectual Property”) which clearly relates to the Company’s business or technology and has been created by Advisor in the course of the performance of Services, Advisor hereby acknowledges that it is “work made for hire” for the benefit of the Company and hereby assigns all rights, titles and interest to such Intellectual Property to the Company.

9.Duty to Assist. As reasonably requested by the Company and only with respect to Intellectual Property created by Advisor for the Company as provided in paragraph 8 above, Advisor shall take all steps reasonably necessary to assist the Company in obtaining and enforcing in its own name any such Intellectual Property right. Advisor’s obligation to assist the Company shall continue beyond the termination of Advisor’s relationship with the Company.

10.Company’s Right to Disclose. During the term of this Agreement, the Company shall have the right to disclose the existence of this Agreement, Advisor’s status as an Advisor, and to include Advisor’s name,   image and profile in various promotional materials, including, but not limited to, private placement memos or other offering materials, executive summaries and the Company’s world wide web page.

11.No Conflicts. Advisor represents that Advisor’s compliance with the terms of this Agreement and provision of Services hereunder will not violate any duty which Advisor may have to any other person or entity (such as a present or former employer), and Advisor agrees that Advisor will not do anything in the performance of Services hereunder that would violate any such duty. In addition, Advisor agrees that, during the term of this Agreement, Advisor shall promptly notify the Company in writing of any competitor of the Company which Advisor is also performing services. It is understood that in such event, the Company will review whether Advisor’s activities are consistent with Advisor remaining as an advisor of the Company.

12.Miscellaneous. Any term of this Agreement may be amended or waived only with the written consent of the parties. This Agreement, including any schedules hereto, constitute the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the jurisdiction listed on the signature page, without giving effect to the principles of conflict of laws. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

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Signature Page

Effective Date: August 1, 2020

Governing Law: California

Equity Incentive:

The Advisor will be granted 5,000,000 shares of the Company’s Common Stock, valued at $.0001 per share (the “Shares”).

Vesting:

All shares shall vest on a pro rata basis monthly over a 1-year period. 100% of unvested shares shall vest on closing of sale of the Company